Exhibit 3.101

CERTIFICATE OF INCORPORATION

OF

FIRST DATA COMMERCIAL SERVICES HOLDINGS, INC.

FIRST.                    The name of the corporation is First Data Commercial Services Holdings, Inc.

SECOND:               Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

THIRD:                  The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The total number of shares of stock which this Corporation is authorized to issue is 1,000 shares of Common Stock with a par value of $.01 each.

FIFTH:                   The name and mailing address of the incorporator are as follows:

                 Joseph C. Mullin

                 6855 Pacific Street

                 AK-31

                 Omaha, Nebraska 68106

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed and acknowledged this Certificate of Incorporation this 26th day of September, 2006.

/s/ Joseph C. Mullin
Joseph C. Mullin, Incorporator